Exhibit 99.1

Contact: Leah Stearns

Senior Vice President, Investor Relations and Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION CALLS FOR REDEMPTION

OF ALL OUTSTANDING 4.625% SENIOR NOTES

Boston, Massachusetts – January 12, 2015: American Tower Corporation (NYSE: AMT) announced today its election to call for redemption all of its outstanding 4.625% senior unsecured notes due 2015. The redemption date has been set for February 11, 2015. In accordance with the redemption provisions of the notes and the indenture dated as of October 20, 2009, the notes will be redeemed at a price equal to the principal amount of the notes plus a make-whole premium calculated pursuant to the terms of the indenture, together with accrued and unpaid interest, if any, up to, but excluding, the redemption date. The Company intends to fund the redemption with borrowings under its credit facilities.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate with a global portfolio of approximately 70,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-Q for the quarter ended September 30, 2014 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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